Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-254480) of AFC Gamma, Inc. of our report dated November 10, 2021, relating to the consolidated financial statements of Devi Holdings, Inc. as of and for the years ended December 31, 2020 and 2019, which appears in the Current Report of AFC Gamma, Inc. on Form 8-K/A filed with the Securities and Exchange Commission on November 12, 2021, amending the Current Report of AFC Gamma, Inc. on Form 8-K, filed with the Securities and Exchange Commission on September 13, 2021.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

January 10, 2022